Exhibit 99.1

Press Release

Sun American Bancorp Added to Russel Microcap Index
Friday June 30, 4:00 pm ET

MIAMI--(BUSINESS WIRE)--June 30, 2006--Sun American Bancorp (AMEX:SBK - News), the bank holding company for Sun American Bank, today announced that it will be added to the Russell Microcap(TM) Index when Russell Investment Group reconstitutes its family of U.S. indexes on June 30,2006, according to a preliminary membership list posted Friday on www.russell.com. Sun American Bancorp currently is a South Florida-based bank with eight branches and $325 million in assets.

"Inclusion in the Russel Microcap Index is a significant achievement for Sun American Bancorp," stated Michael Golden, Chairman and CEO. "This is validation that Wall Street is beginning to take notice of the growth in our banking franchise and shareholder value."

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading $3.8 trillion in assets currently are benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.

Russell, a global leader in multi-manager investment services, provides investment products and services in 44 countries. Russell manages more than $167 billion in assets and advises clients worldwide representing $2.4 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Wash., with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo.

About Sun American Bancorp

Based in Miami, Florida, Sun American Bancorp is the single-bank holding company of Sun American Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business. Formerly Pan America Bank, it operates eight offices in Miami, Broward and Palm Beach Counties in Southeast Florida.

In May, Sun American Bancorp announced that it has signed a definitive purchase agreement with Beach Bank to acquire substantially all of its assets. Beach Bank is a privately held commercial bank with $120 million in assets. Upon completion of the merger Sun American Bancorp expects to have approximately $450-$500 million in assets. For additional information, please visit the company website at www.sunamericanbank.com.

Except for historical information containing herein, the matters set forth in this news release are "forward looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Although Sun American Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp's expectations. Factors that could contribute to such differences include those identified in Sun American Bancorp's Form 10-K for the year-ended December 31, 2005, and those described from time to time in Sun American's other filings with the Securities and Exchange Commission, news releases and other communications.

Contact:

Sun American Bancorp

Michael Golden or Robert Nichols, 561-826-0464